Exhibit 99.1
Company Contact:
Matthew Pfeffer
Chief Financial Officer
661-295-4784
mpfeffer@mannkindcorp.com
MANNKIND CORPORATION REPORTS THIRD QUARTER FINANCIAL RESULTS
– Conference Call Today at 9:00 a.m. EST –
VALENCIA, Calif., November 5, 2008 — MannKind Corporation (Nasdaq: MNKD) today reported financial results for the third quarter ended September 30, 2008.
For the third quarter of 2008, total operating expenses were $69.1 million, compared to $75.6 million for the third quarter of 2007, primarily attributable to the $9.2 million reduction in research and development (R&D) expenses which totaled $55.6 million for this quarter compared to $64.8 million for the same quarter in 2007. The decrease in R&D expenses for the three months ended September 30, 2008 as compared to the same period in the prior year was primarily due to decreased costs associated with the clinical development of AFRESA™ (formerly identified as the Technosphere Insulin System) and the related manufacturing costs associated with clinical trial materials, partially offset by increased stock-based compensation expense and increased facilities-related expenses. General and administrative (G&A) expenses increased by $2.7 million to $13.4 million for the third quarter of 2008 compared to the third quarter of 2007. G&A expenses for the three months ended September 30, 2008 increased as compared to the same period in the prior year primarily due to increased employee-related and consulting expenses and increased stock-based compensation expense.
For the first nine months of 2008, operating expenses totaled $224.0 million, compared to $228.3 million in the first nine months of 2007. R&D expenses for the first nine months were $181.7 million, compared to $190.1 million in 2007. The decrease in R&D expenses for the nine months ended September 30, 2008, as compared to the same period in the prior year was primarily due to decreased costs associated with the clinical development of AFRESA and the related manufacturing costs associated with clinical trial materials, partially offset by increased stock-based compensation expense and increased facilities-related expenses. G&A expenses increased by $4.2 million to $42.4 million for the first nine months of 2008 as compared to the same period in 2007. G&A expenses for the nine months ended September 30, 2008 increased as compared to the same period in the prior year primarily due to increased employee-related and consulting expenses and increased stock-based compensation expense, offset by decreased professional fees.
We anticipate that our R&D expenses associated with AFRESA will continue to decline as we close out our pivotal clinical studies and complete preparations for the filing of our New Drug Application (“NDA”) with the U.S. Food and Drug Administration (“FDA”). We expect G&A expenses, other than non-cash stock-based compensation expense, to remain constant in the future.
The net loss for the third quarter of 2008 was $68.5 million, or $0.67 per share, based on 101.6 million weighted average shares outstanding. This compares to a net loss of $73.0 million, or $0.99 per share, based on 73.5 million weighted average shares outstanding for the third quarter of 2007.
The net loss for the first nine months of 2008 was $219.7 million, or $2.17 per share based on 101.5 million shares outstanding, compared with a net loss of $218.2 million, or $2.97 per share based on 73.4 million shares outstanding, for the first nine months of 2007.
Cash and cash equivalents and marketable securities were $95.2 million at September 30, 2008, $180.5 million at June 30, 2008, and $368.3 million at December 31, 2007.
“MannKind has made great progress this quarter,” commented Alfred Mann, Chairman and Chief Executive Officer. “Our pivotal trials are completed and we are well along in preparation of the AFRESA NDA submission to the FDA. We have completed and dedicated our new manufacturing facility and equipped it with the first stage of the modular production systems that will be used to supply commercial product. The emerging data support our belief that AFRESA will be a very important prandial insulin for most people with type 1 and type 2 diabetes. We will soon be ready to reinitiate discussions with potential partners.”
Conference Call
MannKind management will host a conference call to discuss these results today at 9:00 a.m. Eastern Time. To participate in the call please dial (888) 677-5721 or (210) 839-8507. To listen to the call via the Internet please visit http://www.mannkindcorp.com. The web site replay will be available for fourteen days. A telephone replay will be accessible for approximately 14 days following completion of the call by dialing (866) 411-1707 or (203) 369-0654 and entering conference number 4423761.
Presenting from the Company will be:
•	Chairman and Chief Executive Officer Alfred Mann

•	President and Chief Operating Officer Hakan Edstrom

•	Corporate Vice President and Chief Financial Officer Matthew Pfeffer

•	Corporate Vice President and Chief Scientific Officer Peter Richardson
About MannKind Corporation
MannKind Corporation (Nasdaq: MNKD) focuses on the discovery, development and commercialization of therapeutic products for patients with diseases such as diabetes and cancer. Its pipeline includes AFRESA, which has completed Phase 3 clinical trials, and MKC253, which is currently in phase 1 clinical trials. Both of these investigational products are being evaluated for their safety and efficacy in the treatment of diabetes. MannKind maintains a website at https://www.mannkindcorp.com to which MannKind regularly posts copies of its press release as well as additional information about MannKind. Interested persons can subscribe on the MannKind website to email alerts that are sent automatically when MannKind issues press releases, files its reports with the SEC or posts certain other information to the website.
Forward-Looking Statements
This press release contains forward-looking statements, including statements related to MannKind’s expected R&D and G&A expenses, clinical trials, product candidates, regulatory submissions, manufacturing facility and partnership opportunities that involve risks and uncertainties. Words such as “believes”, “anticipates”, “plans”, “expects”, “intend”, “will”, “goal”, “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the Company’s current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the progress, timing and results of clinical trials, difficulties or delays in seeking or obtaining regulatory approval, the manufacture of AFRESA, competition from other pharmaceutical or biotechnology companies, MannKind’s ability to enter into any collaborations or strategic partnerships, intellectual property matters, stock price volatility and other risks detailed in MannKind’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2007 and periodic reports on Form 10-Q and Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.
(Tables to follow)

MANNKIND CORPORATION
(A Development Stage Company)
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands except per share data)

					Cumulative
					period from
					February 14,
					1991 (date of
	Three months ended		Nine months ended		inception) to
	September 30,		September 30,		September 30,
	2008	2007	2008	2007	2008

Revenue	$—	$—	$20	$10	$2,988

Operating expenses:
Research and development	55,645	64,825	181,665	190,093	928,705
General and administrative	13,435	10,744	42,365	38,207	232,864
In-process research and development costs	—	—	—	—	19,726
Goodwill impairment	—	—	—	—	151,428

Total operating expenses	69,080	75,569	224,030	228,300	1,332,723

Loss from operations	(69,080)	(75,569)	(224,010)	(228,290)	(1,329,735)
Other income (expense)	(7)	62	(7)	158	(1,888)
Interest expense on note payable to principal stockholder	—	—	—	—	(1,511)
Interest expense on senior convertible notes	(124)	(778)	(585)	(2,824)	(4,215)
Interest income	715	3,238	4,858	12,779	36,590

Loss before provision for income taxes	(68,496)	(73,047)	(219,744)	(218,177)	(1,300,759)
Income taxes	—	—	—	—	(24)

Net loss	(68,496)	(73,047)	(219,744)	(218,177)	(1,300,783)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	—	—	—	—	(22,260)
Accretion on redeemable preferred stock	—	—	—	—	(952)

Net loss applicable to common stockholders	$(68,496)	$(73,047)	$(219,744)	$(218,177)	$(1,323,995)

Net loss per share applicable to common stockholders — basic and diluted	$(0.67)	$(0.99)	$(2.17)	$(2.97)

Shares used to compute basic and diluted net loss per share applicable to common stockholders	101,647	73,520	101,495	73,444

MANNKIND CORPORATION
(A Development Stage Company)
CONDENSED BALANCE SHEETS
(Unaudited)
(In thousands except share data)

	September 30, 2008	December 31, 2007

ASSETS

Current assets:
Cash and cash equivalents	$31,582	$368,285
Marketable securities	63,651	—
State research and development credit exchange	—	831
Prepaid expenses and other current assets	7,709	9,596

Total current assets	102,942	378,712
Property and equipment — net	225,515	162,683
State research and development credit exchange receivable — net of current portion	2,625	1,500
Other assets	550	548

Total	$331,632	$543,443

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$19,992	$35,463
Accrued expenses and other current liabilities	36,087	32,095

Total current liabilities	56,079	67,558
Senior convertible notes	112,128	111,761
Other liabilities	—	24

Total liabilities	168,207	179,343

Commitments and contingencies
Stockholders’ equity:
Undesignated preferred stock, $0.01 par value — 10,000,000 shares authorized; no shares issued or outstanding at September 30, 2008 and December 31, 2007	—	—
Common stock, $0.01 par value — 150,000,000 shares authorized; 101,710,590 and 101,380,823 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	1,017	1,014
Additional paid-in capital	1,463,191	1,444,125
Deficit accumulated during the development stage	(1,300,783)	(1,081,039)

Total stockholders’ equity	163,425	364,100

Total	$331,632	$543,443